EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Dan Spauilding APR or Karen Aylsworth (616) 878-8339

SPARTAN STORES, INC. TO ACQUIRE PREVO'S FAMILY MARKETS, INC.

          Grand Rapids, Mich., Jan. 19, 2001 -- Spartan Stores, Inc. announced today it has signed a definitive agreement to purchase Traverse City-based Prevo's Family Markets, Inc. Prevo's operates 10 supermarkets in West Michigan from Traverse City to Grand Rapids. The sale is expected to be completed within the next two months. Terms of the transaction were not disclosed.

          "We are delighted to add Prevo's Family Markets to the Spartan Stores family of supermarkets," said Spartan Chairman, President and CEO James B. Meyer. "Having supplied Prevo's from our wholesale operations for many years, we know these stores will fit perfectly with our goal of delivering consumers great selection and value and an all-around superb shopping experience. As a result of our long relationship, we expect this transition to be smooth and virtually seamless."

          Prevo's Family Markets President Dan Prevo said the decision to sell the stores was a difficult one. He enjoyed being a grocery store operator and the stores have been in the family for more than 55 years. It had become clear in recent months, however, that his chain of stores needed to be part of a larger organization to grow and prosper in the highly competitive retail marketplace.

          "We had a number of options, but selecting Spartan Stores to carry on the Prevo family tradition was an easy choice," said Prevo.

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Spartan/Prevo's

          Prevo's Family Markets operates stores in Traverse City, Cadillac, Frankfort, Ludington, Manistee, Bellaire, Coopersville and Grand Rapids, Michigan. The company was founded in 1943 when Dan Prevo's grandparents, Harry and Ethel Prevo, opened their first market in Traverse City.

          Based in Grand Rapids, Mich., Spartan Stores, Inc. (Nasdaq: SPTN) owns and operates 118 supermarkets and drugstores in Michigan and Ohio, including: Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers and The Pharm banners. The company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 9,600 convenience stores.

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